Exhibit 99.1
Conference Script

*Welcome ladies and gentleman, I’m Howard Ullman, Chairman of CHDT Corp. and I’m here to wake you up this morning. How am I going to do that? It’s simple every time I ask you a question the person who answers first will win a prize.

What conference is this called?

The Undiscovered Equities Conference, That’s right! Here is your prize, wasn’t that easy?

I’ve come to the Undiscovered Equities conference to uncover a local public company that has been under the radar while it has been building its business.  Yes I’m here to tell you about an exciting consumer products Company called CHDT Corp. under the symbol, CHDO

*Who are we? - We are a holding company actively managing subsidiaries focused on designing and manufacturing consumer products for the North American retail markets through proprietary products and or new product technologies.

* In 2006 we acquired Capstone Industries, a company with a niche business manufacturing book lights as well as an experienced management team. Capstone sales at the time of the acquisition were about $1,200,000.

*In 2007 our single line of products was Capstone Lighting which consisted of book and task lights. Sales from 2006 to 2007 nearly doubled to 2.8 million in revenues. In 2008 we launched an entirely new category within our lighting division called the Eco-i-Lite, which incidentally just surpassed $10,000,000 in sales and we expect sales to continue to grow as we continue to add new customers. For example just last quarter we added 2 major retailers and an office supply chain to our list of retail customers. In 2006 our average sale was $2.50 and today our average sale is around $10.

* Product lines:

  Pathway Lights*™
  Ebook Lights
  Eco-i-Lites
  C-Lites
  Light Ringers

*These are our Pathway Lights which consist of booklights and task lights. This is a photo of our holiday display last year at a major retailer that will again be in the book section of every store in the country this year. Year round we have one shelf of book lights and this large display is featured during the holiday season.

* Ebook lights are our newest item. We have them at a major retailer in the electronics dept. and will be coming out with various new twists with this item such as a rechargeable unit and different clamping designs.

Safety and Security is a primary function of many of our newer lighting products.

* Eco-i-Lites come in three sizes, mini, midi, and our standard size. This item is a multi-functional emergency lighting device. It comes with LED lights and an encased lithium battery both of which last the life of the unit and never need to be replaced. The unit sits in an induction charging system and when power cuts off the product illuminates. It also comes with a nightlight. This is currently our number one selling item with over $10,000,000 dollars in sales since its inception in 2008.

* C-Lites are new and just reaching retailers shelves. It is an indoor motion sensor device which also uses LED bulbs and illuminates from any movement within 13 feet. Great for closets, garages, all those places where you may not have easy access to a light switch in the dark.

* Light Ringers are also new and are currently being shown to buyers nationwide.

* Customers:

   Our products are in almost every channel of distribution you can think of.

 * In store photos

 *Market Opportunity

 *Financial highlights-…

*Keys to success:

Our primary key to success is our seasoned management team which has extensive experience in consumer product development and doing business in China. We front loaded our company with management in 2007 which was a necessary ingredient to building revenues with new innovative products. Our management team has been together for over a decade and have built and sold numerous private businesses. But what you would not know about our team is that both my CEO and board members have been funding this company for the past few years with millions of dollars at anytime being used for P.O. financing. They are very serious business builders who have focused the past two years on building our business not our stock price, so today I am here to begin telling our story as we have many business opportunities in front of us. Today we are strictly a consumer products company and six months from now we could look much different so it is my job to let you know that this capable management team is aggressively positioning our company for huge growth through organic growth and acquisitions. There are many undervalued companies with poor management that we have an opportunity to acquire if and when the time is right.

Our company is developing new and green technologies which are not only the wave of the future but what retailers are searching for in this down economy and this environment of energy savings. It is these products that are driving our revenue growth as retailers are finding our products meaningful enough to buy.

We are a lean company that outsources many facets of our business in order to save us money.  We outsource much of the development tasks such as packaging and artwork and outsource all warehousing and product fulfillment saving us hundreds of thousands of dollars a year.

Our management team has over 100 years combined experience in China. I have been doing business in China since 1984 and our CEO since 1978. Recently we took a trip to China to meet with our suppliers to make sure they are sound and capable of supplying our products. Thousands of factories in China have closed recently due to the economic downturn and its important for us to stay in close communication with our suppliers.

These are the key reasons CHDT Corp. is successful.

* The opportunity is visible here on our chart. As you can see from this chart we have been quietly building our business under the radar. We have done little IR and no conferences over the past year or so as we wanted to focus our time and resources on building our company and now as we inch towards profitability we feel confident that this is the time an investor would want to look at becoming a shareholder of our company.

You can see the recent uptrend starting off the bottom and this may be due to the fact that we have had promising recent news.

* PR List.

* Leadership Team.

*You can find information on all our subsidiaries on our websites, and I encourage you to visit them to see all the products we have to offer.

*We are located in Deerfield Beach Florida. My name is Howard Ullman and I’m the Chairman of the company. Stewart Wallach is our CEO and Jill Mohler is our Secretary. I welcome any questions or comments you may have. I would like to thank you for your time and encourage you to get involved in one of the fastest growing consumer products companies in the US. Our symbol is CHDO.OB

Thank You